Exhibit 10.2

January 4, 2023

(as modified on January 5, 2023)

Travis Mickle

tmickle@kempharm.com

Re:         Transition Agreement

Dear Travis:

This letter sets forth the terms of the mutual agreement (the “Agreement”) between you and KemPharm, Inc. (the “Company”) regarding your employment transition.

1.    Transition Period and Services. As we discussed, you have resigned and the Company has accepted your resignation and we have mutually agreed to the transition terms and severance benefits as set forth in this Agreement and consistent with the Employment Agreement between you and the Company, effective as of May 30, 2014 (as amended on October 13, 2015) (the “Employment Agreement”). If you execute and return this Agreement within seven (7) days of receipt, then your employment with the Company will continue for a Transition Period through the date of the Company’s 2023 Annual Meeting of Stockholders (the “2023 Annual Meeting,” and such transition period the “Transition Period”) or such earlier date as your employment ends as mutually agreed to between you and the Company. If you do not timely execute this Agreement, your employment will end on the date that is eight (8) days after you receive this Agreement. The date your employment ends for any reason is your “Separation Date.” By your signature to this Agreement, you resign from the Board of Directors of the Company (the “Board”) and from each officer position you hold with the Company, effective as of the Separation Date. During the Transition Period, you will be expected to continue to work from the Company’s Celebration, Florida office, be available to support development and approval of arimoclomol and for transition matters that come up during regular business hours and provide such transition activities as may be assigned to you by the Company’s Chief Executive Officer (the “CEO”) or the CEO’s designee. Of course, we anticipate that you may want to spend reasonable time during business hours to conduct job search activities. The Company asks that you schedule such activities during the Transition Period in such a way as to not unreasonably interfere with your requested duties to the Company during this time. You agree through the Transition Period to continue to abide by all of your obligations to the Company and the Company’s policies and procedures. During the Transition Period, your job title will be President, your base salary will remain the same, subject to standard deductions and withholdings, and you will retain your current eligibility to participate in benefits plans. The Company will work with you in good faith on the messaging around your departure.

2.    Severance Benefits. The Company is offering you severance benefits pursuant to Section 4 of the Employment Agreement, and the Company is offering you enhanced transition and severance benefits above the benefits contained in Section 4(E)(1) of your Employment Agreement. If you (i) execute and return this Agreement within seven (7) days of receipt, (ii) complete the Transition Period under this Agreement and fully comply with the terms herein, and (iii) execute the Updated Release of Claims attached to this Agreement as Exhibit A and made a part of this Agreement (the “Updated Release”) on the Separation Date and allow it to become effective, and provided your termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), then the Company will provide you with the following “Severance Benefits”, including all benefits that fully satisfy the Company’s obligations under the Employment Agreement:

(a)    Severance Payments. The Company will make severance payments to you in the form of continuation of your base salary in effect on the Separation Date for eighteen (18) months following the Separation Date. These payments will be subject to standard payroll deductions and withholdings and will be made on the Company’s ordinary payroll dates, beginning with the first such date which occurs at least eight (8) business days following the “Effective Date” (as defined in the Updated Release), provided the Company has received the executed Updated Release from you on or before that date.

(b)    COBRA Premiums. If you are participating in the Company’s group health insurance plans and you timely elect continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 or any applicable state equivalent (“COBRA”), and timely execute and return this Agreement and allow it to become effective, the Company will pay the COBRA premium payments sufficient to continue your group coverage at its current level (including coverage for your eligible dependents, if applicable) until the earlier of: (A) eighteen (18) months following the Separation Date, (B) the expiration of your eligibility for the continuation coverage under COBRA, or (C) such time as you become eligible for health insurance at another employer or self-employment (such period from the Separation Date through the earliest of (A) through (C), the “COBRA Payment Period”). If you elect COBRA coverage and are not eligible for Company payments as described above, you will be responsible to pay the premiums. Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that the payment of the COBRA medical premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Internal Revenue Code or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then provided you remain eligible in accordance with this Section 2(b), in lieu of providing the COBRA medical premiums, the Company will instead pay you on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA medical premiums for that month, subject to applicable tax withholdings for the remainder of the COBRA Payment Period, plus an additional payment such that the net amount retained by you after deduction for all payments required to be made to any federal, state or local authorities equals the amount of the monthly COBRA premium. In the event you become covered under another employer’s group health plan or otherwise cease to be eligible for COBRA coverage, you must immediately notify the Company within five (5) days of obtaining such coverage, and the Company’s obligation to pay COBRA premiums shall cease.

(c)    Pro-Rated Bonus Payment. The Company will make a one-time, lump sum payment to you, subject to applicable deductions and withholdings, that is equivalent to the amount of your pro rata Target Annual Bonus for the year in which the Separation Date occurs (determined as the Target Annual Bonus in effect for the year in which the Separation Date occurs, multiplied by a fraction, the numerator of which is the number of days in which you were employed by Company during the year in which the Separation Date occurs, including the Separation Date, and the denominator of which is 365). This payment will be paid in a lump sum in the next payroll cycle following the Effective Date as defined below, provided the Company has received the executed Updated Release from you on or before that date.

(d)    Accelerated Vesting and Extension of Exercise Period. The Company will also provide you with accelerated vesting of each outstanding equity award granted to you as of the Separation Date and extend the exercise period, as described in Section 6.

(e)    Consulting Opportunity. The Company will, effective immediately upon the Separation Date, retain you as a non-employee consultant to perform such services as set forth in a separate Consulting Agreement between you and the Company, pursuant to the terms and conditions set forth therein. You must sign and return the Consulting Agreement no later than the date you execute and return this Agreement to the Company.

The Company is offering the Severance Benefits to you in reliance on Treasury Regulation Section 1.409A-1(b)(9) and the short-term deferral exemption in Treasury Regulation Section 1.409A-1(b)(4). Any payments made in reliance on Treasury Regulation Section 1.409A-1(b)(4) will be made not later than March 15, 2024. For purposes of Code Section 409A, your right to receive any installment payments under this letter (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment.

3.    Accrued Salary and 2022 Bonus. On or before the Company’s next regular payroll date following the Separation Date, the Company will pay you all accrued salary earned through the Separation Date and your annual bonus payment for calendar year 2022, subject to standard payroll deductions and withholdings. You will receive these payments regardless of whether or not you sign this Agreement. You acknowledge that the Company maintains a non-accrual paid time off (“PTO”) policy and as a result, you have no accrued but unused PTO that the Company is obligated to pay you upon your separation from employment.

4.    Effect of Early Termination. If this Agreement ends before the 2023 Annual Meeting by mutual agreement, you will be eligible for the same severance benefits and on the same terms as described in Section 2 above. If you resign without the Company’s Agreement prior to the 2023 Annual Meeting, you will be eligible for the severance benefits described in subsections (a) through (d) of Section 2 and on the same terms as described therein, but you will not be eligible for the Consulting Opportunity described in Section 2(e).

5.    Benefit Plans.

If you are currently participating in the Company’s group health insurance plans, your participation as an employee will end on the last day of the month in which the Separation Date occurs. Thereafter, to the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense (but if you execute this Agreement, with the potential for certain payments to be made by the Company in accordance with Section 2(b) above.

Your participation in Employer-Sponsored Group Life Insurance and Short and Long Term Disability Insurance, or other applicable insurance, will cease as of the Separation Date; however, you may elect to convert any eligible Employer-Sponsored Group Life Insurance, Short and Long-Term Disability Insurance or Individual Life Insurance policies by contacting LaDuane Clifton, CFO, within thirty (30) days following the Separation Date

If you are participating in the Company’s 401(k) Plan, deductions for the 401(k) Plan will end with your last regular paycheck. You will receive information by mail concerning 401(k) plan rollover procedures should you be a participant in this program. If you are participating in the Company’s Employee Stock Purchase Plan (“ESPP”), deductions for the ESPP will end with your last regular paycheck. If the Separation Date occurs prior to the next ESPP purchase date, deductions held on your behalf during the then current purchase period shall be returned to you in accordance with the requirements and provisions of the ESPP plan documents.

You have the right to continue your current Health Care Spending Account if you are participating in this program. Enclosed is the information concerning how to continue this benefit. Dependent Care Spending Accounts cannot be continued. Your last full Dependent Care Spending Account expense reimbursements will be processed within the calendar month following the Separation Date.

6.    Stock Options. You were granted an option to purchase 638,564 shares of the Company’s common stock (the “Option”) pursuant to the Company’s Amended and Restated 2014 Equity Incentive Plan (the “Plan”). Under the terms of the Plan and your stock option grant notices and stock option agreements governing the Option (the “Option Documents”), vesting of the shares subject to your Option will cease upon the termination of your Continuous Service (as defined in the Plan). Notwithstanding anything to the contrary in the Option Documents and any other documents between you and the Company setting forth the terms of the Option, if you timely execute this Agreement and timely execute and do not revoke the Updated Release, the Board will modify and accelerate in full the vesting of all outstanding equity awards held by you immediately prior to the Separation Date. Your right to exercise the accelerated vested shares will be as provided in the Option Documents.

In addition, notwithstanding anything to the contrary in the Plan or the Option Documents, if you timely execute this Agreement and timely execute and do not revoke the Updated Release, then the Board is expected to extend the exercise period for any vested shares granted as an incentive stock option so that such vested Option may be exercised through the later of: (i) the eighteen (18) month anniversary of the date hereof and (ii) the date of termination of the Consulting Agreement (the “Option Exercise Extension”). Except as provided in this Agreement, all terms, conditions and limitations applicable to the Option will remain in full force and effect pursuant to the Plan and Option Documents. The Company makes no representations or guarantees regarding the status of your Option as incentive stock options (“ISOs”). You understand and agree that a modification of any option that is an ISO (including the Option Exercise Extension) may result in the option becoming a non-qualified stock option (“NSO”) for federal tax purposes, which may be less favorable to you from a tax standpoint. Likewise, to the extent any option granted as an ISO (and which has retained its ISO status) is exercised with respect to any vested shares later than the date that is three (3) months following the Separation Date, your Option will be treated as NSOs for federal tax purposes, and you will be obligated to satisfy your tax obligations that arise when you exercise the Option. No shares of the Company’s common stock will be issued to you in respect of your exercise of any option granted as an ISO after the date that is three (3) months following the Separation Date and any options granted as NSOs unless and until you satisfy such tax obligations. You acknowledge that the Company is not providing tax advice to you and that you have been advised by the Company to seek independent tax advice with respect to the exercise of the Option. By signing this Agreement, you accept the Option Exercise Extension in respect of your ISOs and acknowledge that such options may no longer qualify as ISOs and will instead be treated as NSOs for tax purposes.

7.    Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance, commissions or benefits after the Separation Date.

8.    Expense Reimbursements. You agree that, within ten (10) days of the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for reasonable business expenses pursuant to its regular business practice.

9.    Return of Company Property. By the Separation Date, you agree to return to the Company all Company documents (and all copies thereof) and other Company property that you have had in your possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). Please coordinate retention of any property needed for consulting services and return of all other property with LaDuane Clifton, CFO. Receipt of the Severance Benefits described in Section 2 of this Agreement is expressly conditioned upon return of all Company Property. Notwithstanding the foregoing, this duty to timely return Company property by the Separation Date does not apply to any property that the Company specifically authorizes you to retain in connection with the Consulting Agreement (which is property you must return to the Company, without retaining any reproductions, upon termination of the Consulting Agreement or earlier if requested by the Company).

10.    Proprietary Information and Post-Termination Obligations. Both during and after your employment you acknowledge your continuing obligations under Sections 6 through 9 of the Employment Agreement (attached as Exhibit B) not to use or disclose any confidential or proprietary information of the Company and to refrain from certain solicitation and competitive activities. If you have any doubts as to the scope of the restrictions in your agreement, you should contact LaDuane Clifton, CFO, immediately to assess your compliance. As you know, the Company will enforce its contract rights. Please familiarize yourself with the enclosed agreement which you signed. Confidential information that is also a “trade secret,” as defined by law, may be disclosed (A) if it is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, in the event that you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding, if you: (A) file any document containing the trade secret under seal; and (B) do not disclose the trade secret, except pursuant to court order.

11.    Confidentiality. The provisions of this Agreement will be held in strictest confidence by you and the Company and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement to your immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. In particular, and without limitation, you agree not to disclose the terms of this Agreement to any current or former Company employee. Notwithstanding the foregoing, nothing in this Agreement shall limit your right to voluntarily communicate with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, other federal government agency or similar state or local agency or to discuss the terms and conditions of your employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act.

12.    Non-Disparagement. Both you and the Company agree not to disparage the other party, and the other party’s officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that both you and the Company will respond accurately and fully to any question, inquiry or request for information when required by legal process. The Company’s obligations under this Section are limited to Company representatives with knowledge of this provision. Notwithstanding the foregoing, nothing in this Agreement shall limit your right to voluntarily communicate with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, other federal government agency or similar state or local agency or to discuss the terms and conditions of your employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act.

13.    Cooperation after Termination. In accordance with Section 4(F) of the Employment Agreement, you agree to reasonably cooperate with Company in all matters relating to the winding up of your pending work on behalf of Company and the orderly transfer of any such pending work to other employees of Company as may be reasonably designated by Company. For each day that you perform services under this Section 12 after the Separation Date and termination of the Consulting Agreement, the Company will reimburse you for your reasonable out-of-pocket expenses and, if any cooperation is required under this Section 12 after the final payment by Company of the Severance Benefits, you will be paid at the rate of $285 per hour for your time.

14.    Release. In exchange for the payments and other consideration under this Agreement, to which you would not otherwise be entitled, and except as otherwise set forth in this Agreement, you, on behalf of yourself and, to the extent permitted by law, on behalf of your spouse, heirs, executors, administrators, assigns, insurers, attorneys and other persons or entities, acting or purporting to act on your behalf (collectively, the “Employee Parties”), hereby generally and completely release, acquit and forever discharge the Company, and its respective current and former parent companies, subsidiaries and other affiliated companies as well as any of their respective current and former insurers, directors, officers, managers, partners, agents, representatives, employees, attorneys, shareholders, predecessors, successors, assigns, insurers and affiliates (the “Company Parties”) of and from any and all claims, liabilities, demands, contentions, actions, causes of action, suits, costs, expenses, attorneys’ fees, damages, indemnities, debts, judgments, levies, executions and obligations of every kind and nature, in law, equity, or otherwise, both known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with your employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute, or cause of action; tort law; or contract law (individually a “Claim” and collectively “Claims”). The Claims you are releasing and waiving in this Agreement include, but are not limited to, any and all Claims that any of the Company Parties:

•	has violated its personnel policies, handbooks, contracts of employment, or covenants of good faith and fair dealing;

•

has discriminated against you on the basis of age, race, color, sex (including sexual harassment), national origin, ancestry, disability, religion, sexual orientation, marital status, parental status, source of income, entitlement to benefits, any union activities or other protected category in violation of any local, state or federal law, constitution, ordinance, or regulation, including but not limited to: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; 42 U.S.C. § 1981, as amended; the Equal Pay Act; the Americans With Disabilities Act; the Genetic Information Nondiscrimination Act; the Family and Medical Leave Act; the Iowa Civil Rights Act of 1965; the Iowa Wage Payment Collection Law; the Iowa Law on Discrimination Through Genetic Testing; the Civil Rights Commission: Unfair Employment Practices, Iowa Code § 216.6 et seq.; the Civil Rights Commission: Aiding, abetting, or retaliation, Iowa Code § 216.11; the Florida Civil Rights Act; the Florida Whistleblower Protection Act; the Florida Minimum Wage Act; the Florida Constitution, Article X, Section 24; the Employee Retirement Income Security Act; the Employee Polygraph Protection Act; the Worker Adjustment and Retraining Notification Act; the Older Workers Benefit Protection Act; the anti-retaliation provisions of the Sarbanes-Oxley Act, or any other federal or state law regarding whistleblower retaliation; the Lilly Ledbetter Fair Pay Act; the Uniformed Services Employment and Reemployment Rights Act; the Fair Credit Reporting Act; and the National Labor Relations Act;

•

has violated any statute, public policy or common law (including but not limited to Claims for retaliatory discharge; negligent hiring, retention or supervision; defamation; intentional or negligent infliction of emotional distress and/or mental anguish; intentional interference with contract; negligence; detrimental reliance; loss of consortium to you or any member of your family and/or promissory estoppel).

Notwithstanding the foregoing, other than events expressly contemplated by this Agreement, you do not waive or release rights or Claims that may arise from events that occur after the date this waiver is executed, enforcement by you of your rights under this Agreement, or any rights you may have as a stockholder in the Company or any of its affiliates. In addition, you are not releasing any right of indemnification you may have for any liabilities arising from your actions within the course and scope of your employment with the Company or within the course and scope of your role as a member of the Board. Also excluded from this Agreement are any Claims which cannot be waived by law, including, without limitation, any rights you may have under applicable workers’ compensation laws and your right, if applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency. Nothing in this Agreement shall prevent you from filing, cooperating with, or participating in any proceeding or investigation before the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal government agency, or similar state or local agency (“Government Agencies”), or exercising any rights pursuant to Section 7 of the National Labor Relations Act. You further understand this Agreement does not limit your ability to voluntarily communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, you are otherwise waiving, to the fullest extent permitted by law, any and all rights you may have to individual relief based on any Claims that you have released and any rights you have waived by signing this Agreement. If any Claim is not subject to release, to the extent permitted by law, you waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a Claim in which any of the Company Parties is a party. This Agreement does not abrogate your existing rights under any Company benefit plan or any plan or agreement related to equity ownership in the Company; however, it does waive, release and forever discharge Claims existing as of the date you execute this Agreement pursuant to any such plan or agreement.

15.    Your Acknowledgments and Affirmations. You acknowledge and agree that (i) the consideration given to you in exchange for the waiver and release in this Agreement is in addition to anything of value to which you were already entitled; (ii) that you have been paid for all time worked, have received all the leave, leaves of absence and leave benefits and protections for which you are eligible, and have not suffered any on-the-job injury for which you have not already filed a Claim; (iii) you have been given sufficient time to consider this Agreement and to consult an attorney or advisor of your choosing; and (iv) you are knowingly and voluntarily executing this Agreement waiving and releasing any Claims you may have as of the date you execute it. You affirm that all of the decisions of the Company Parties regarding your pay and benefits through the date of your execution of this Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law. You affirm that you have not filed or caused to be filed, and are not presently a party to, a Claim against any of the Company Parties. You further affirm that you have no known workplace injuries or occupational diseases. You acknowledge and affirm that you have not been retaliated against for reporting any allegation of corporate fraud or other wrongdoing by any of the Company Parties, or for exercising any rights protected by law, including any rights protected by the Fair Labor Standards Act, the Family Medical Leave Act, or any related statute or local leave or disability accommodation laws, or any applicable state workers’ compensation law.

16.    No Admission. This Agreement does not constitute an admission by the Company of any wrongful action or violation of any federal, state, or local statute, or common law rights, including those relating to the provisions of any law or statute concerning employment actions, or of any other possible or claimed violation of law or rights.

17.    Breach. The parties agree that upon any material breach of this Agreement, the breaching party will forfeit all of the benefits of this Agreement. The parties further acknowledge that it may be impossible to assess the damages caused by violation of the terms of Sections 9, 10, 11 and 12 of this Agreement and further agree that any threatened or actual violation or breach of those Sections of this Agreement will constitute immediate and irreparable injury to the non-breaching party. The parties therefore agree that, in addition to any and all other damages and remedies available to the non-breaching party upon a material breach of this Agreement, the non-breaching party shall be entitled to an injunction to prevent violation or breach of this Agreement. If either party is successful in whole or part in any legal or equitable action to enforce this Agreement, then the enforcing party is entitled to recover from the other party all of the costs, including reasonable attorneys’ fees, incurred in enforcing the terms of this Agreement.

18.    Miscellaneous. This Agreement, including its Exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of Florida as applied to contracts made and to be performed entirely within Florida.

If this Agreement is acceptable to you, please sign below and return the original to me, along with the executed Consulting Agreement, on or before January 11, 2023. The Company’s offer contained herein will automatically expire if you do not sign and return it within that timeframe.

I thank you for your efforts to date on behalf of the Company and thank you in advance for your cooperation in successfully completing the Transition Period. I also wish you good luck in your future endeavors.

Sincerely,

KemPharm, Inc.

By:/s/ R. LaDuane Clifton

      R. LaDuane Clifton

      Chief Financial Officer

Agreed to and Accepted:

/s/ Travis Mickle

Travis Mickle

January 6, 2023_____________________________

Date

Exhibit A – Updated Release

Exhibit B – Employment Agreement

Exhibit A

Updated Release of Claims

(To be signed and returned to the Company on or within three (3) days of the Separation Date, and in no event before the Separation Date)

KemPharm, Inc. (the “Company”) and Travis Mickle (the “Employee”) entered into a Transition Agreement dated January 4, 2023 (as modified on January 5, 2023) (the “Agreement”). The parties to that Agreement hereby further agree as follows:

1.         A blank copy of this Updated Release of Claims (“Updated Release”) was attached to the Agreement as Exhibit A and the parties agree that it is part of the Agreement.

2.         In consideration of the Severance Benefits (as defined in the Agreement), Employee hereby extends the release of claims in Section 14 of the Agreement to any claims that arose through the date he signs this Updated Release and extends the representations he has made in Section 15 of the Agreement through the date he signs this Updated Release.

3.         Employee also hereby extends the release of claims in Section 14 of the Agreement to any and all Claims under the federal Age Discrimination in Employment Act, as amended (“ADEA”). Employee acknowledges that he is knowingly and voluntarily waiving and releasing any rights he may have under the ADEA and that the consideration given for this Updated Release is in addition to anything of value to which he was already entitled. Employee further acknowledges that he has been advised by this writing, as required by the ADEA, that: (1) this Updated Release does not apply to any rights or claims that arise after the date he signs this Updated Release; (2) Employee should consult with an attorney prior to signing this Updated Release; (3) Employee has been given up to twenty-one (21) calendar days to consider this Updated Release (although he may choose to voluntarily execute this Updated Release earlier, though not earlier than the Separation Date (as defined in the Agreement), and if Employee does, he will sign the Consideration Period waiver below); (4) Employee has seven (7) calendar days following the date he signs this Updated Release to revoke it; and (5) this Updated Release will not be effective until the date upon which the revocation period has expired unexercised (the “Effective Date”), which will be the eighth (8th) calendar day after Employee signs it. For the avoidance of doubt, Employee understands and agrees that the Effective Date of this Updated Release cannot be on or before Employee’s Separation Date.

4.         The parties agree that this Updated Release is a part of the Agreement.

[The remainder of this page left blank. Signature page follows]

Understood, Accepted and Agreed:

KemPharm, Inc.                                             Employee

By: ______________________________                  ______________________________

Name: R. LaDuane Clifton                                    Travis Mickle

Title: Chief Financial

Dated: ___________________________                  Dated: ________________________

A-2

Exhibit B

Employment Agreement